Exhibit 99.1

PEPSICO REPORTS STRONG SALES GROWTH;

NET REVENUE INCREASES 9% IN Q4 AND 8% FOR FULL YEAR

•	Division Operating Profit Up 10% In Q4 And 12% For Full Year

•	EPS Grows 10% To $0.58; Excluding Non-Recurring Tax Benefits And Restructuring Charges, EPS Up 12% In Q4

•	2004 Cash Flow From Operating Activities Increases 17% To $5.1 Billion

PURCHASE, NY (Feb. 3, 2005) PepsiCo completed 2004 with strong fourth-quarter performance across all its business segments. Each of the Company’s operating Divisions posted solid top line growth, and total Division operating profits increased by 10%.

Reported EPS increased by 10% in the quarter to $0.58; excluding non-recurring tax benefits and restructuring charges, EPS grew 12%.

Chairman and Chief Executive Officer Steve Reinemund said, “2004 was an outstanding year for PepsiCo, and I am very pleased with the very strong performance in the fourth quarter to close out the year. Throughout the year, we delivered performance that exceeded our long-term growth targets, and I am particularly pleased with the momentum in our international business.”

Summary of PepsiCo 2004 Financial Results

	% Growth Rates
	Fourth Quarter	Full Year
Volume (Servings)	6	6
Revenue	9	8
Division Operating Profit	10	12
Net Income	8	18
Net Income Excluding Non-Recurring Items	10	12
Reported Earnings Per Share	10	19
Earnings Per Share Excluding Non-Recurring Items	12	13

Full-year division operating profit increased 12%, and reported EPS grew 19% to $2.44; excluding the non-recurring items, EPS was up 13% to $2.32.

The fourth-quarter results include benefits relating to the settlement of certain tax matters totaling $83 million, or $0.05 per share, and pre-tax costs of $150 million, or $0.06 per share, relating to the consolidation of the manufacturing network at Frito-Lay North America. The manufacturing consolidation initially was announced on Sept. 30, 2004, and was completed during the fourth quarter.

The full-year results include non-recurring tax benefits of $304 million, or $0.18 per share (including the fourth quarter items) and the Frito-Lay plant consolidation costs.

Revenue for the fourth quarter grew 9% to $8.8 billion. The revenue increase reflects broad-based volume increases, positive mix, and favorable foreign exchange. For the full year, division revenue increased 8% to $29.3 billion, largely driven by volume gains, positive mix and favorable foreign exchange. A net improvement in foreign exchange rates contributed almost two percentage points of revenue growth in both the fourth quarter and full year.

Division operating profit in the fourth quarter grew 10% to $1.6 billion. The gain reflects the impact of volume growth, favorable mix and pricing, and favorable foreign exchange, which added two points of operating profit growth. For the full year, Division operating profit growth of 12% reflects the impact of volume growth, positive mix and pricing, and one point of contribution from favorable foreign exchange.

Net income for the quarter increased 8%. The results include the impact of the non-recurring tax benefits of $83 million in 2004 and $109 million in 2003; and costs associated with restructuring activities of $150 million (pre-tax) in 2004 and $147 million (pre-tax) in 2003. For the full year, net income increased 18%. Excluding the non-recurring items, net income increased 10% in the quarter and 12% for the full year. (See schedule A-6 for a reconciliation of these amounts).

FRITO-LAY NORTH AMERICA (FLNA)

Summary of FLNA 2004 Financial Results

	% Growth Rates
	Fourth Quarter	Full Year
Volume	3	3
Revenue	6	5
Division Operating Profit	6	7

Fourth Quarter Highlights
• Positive price realization
• Increased salty snack market share
• Quaker Snacks performance showed sequential volume growth improvement
• Operating margin impacted by cooking oil and energy cost increases
• Manufacturing consolidation completed

Volume growth was driven by strong performance of FLNA’s biggest brands, with Lay’s, Cheetos and Tostitos growth in the mid-single digits and Doritos growth in the low-single digits. Multipack single-serve packaging, driven by the 24-serving “multi-sack,” grew almost 20%. Lay’s Stax, introduced in 2003, continued to perform well, with strong double-digit volume growth. Performance of Quaker snacks products that are sold through the Company’s warehouse system showed sequential improvement from the first three quarters of 2004.

Net revenue growth was driven by the volume gains, net pricing, and positive mix. Operating profit grew in line with net revenue, as higher cooking oil and energy costs more than offset productivity.

Volume and net revenue of FLNA’s “Smart Spot” products grew in line with the balance of the portfolio.

FLNA gained almost one point of salty snack volume share in measured channels in the quarter, with gains across most subcategories.

A manufacturing network consolidation announced September 30 was completed during the fourth quarter. The pre-tax cost of $150 million associated with this action, which is $10 million lower than the estimated amount announced in September, is reflected as impairment and restructuring costs below the Division operating profit line.

Full Year 2004

Volume growth of 3% was driven by new product introductions, such as Lay’s Stax and a 24-count multi-sack, and mid-single-digit growth of Lay’s, Tostitos and Cheetos.

Net revenue growth was driven by the volume gains, net pricing, and positive mix, and operating profit margins increased due to positive price realization.

FLNA gained almost one point of salty snack volume share in 2004 in measured channels.

PEPSICO BEVERAGES NORTH AMERICA (PBNA)

Summary of PBNA 2004 Financial Results

	% Growth Rates
	Fourth Quarter	Full Year
Volume	2	3
Revenue	8	7
Division Operating Profit	15	13

Fourth Quarter Highlights
• CSD volume increased nearly 1%
• Non-carbonated beverages grew almost 8%
• Positive price realization

Carbonated soft drink (CSD) volume grew almost 1%, behind strong innovation and despite lapping the launch of Pepsi Vanilla in 2003. The quarter benefited from the introduction of two “limited-time-only” offerings: grape-infused Mountain Dew Pitch Black for Halloween and Pepsi Spice for the year-end holiday season; and sales of Pepsi Edge, a mid-calorie cola with full-cola taste that was launched in the third quarter.

Among core CSDs, Trademark Mountain Dew and Trademark Sierra Mist posted solid low single-digit growth. Excluding Pepsi Vanilla, Pepsi Edge, and Pepsi Spice, Trademark Pepsi-Cola volume was down by less than one-half percentage point. Performance of the Division’s diet CSD portfolio was very strong, with growth in the mid-single digits.

Non-carbonated beverages grew almost 8% in the quarter. Gatorade posted strong double-digit growth in its seasonally low quarter. Tropicana juice drinks, introduced earlier this year, continued to perform well. Aquafina grew in high single digits, despite a very competitive retail pricing environment. Propel Fitness Water, which is the leading enhanced water, continued to grow in the high double digits. Tropicana Pure Premium posted volume growth of approximately 1% in a very competitive pricing environment.

Volume growth includes approximately one-half point contribution related to the timing of the Labor Day holiday.

Revenue growth was driven by volume, continued favorable mix shifts toward non-carbonated beverages and diet CSDs, and positive net pricing.

Operating profit growth was driven by volume growth, favorable mix shifts, positive net pricing, and the timing of advertising and marketing spending as compared to last year.

Full Year 2004

Total beverage volume grew 3% in 2004. Carbonated soft drink volume growth was slightly positive. Within CSDs, diet CSDs posted high single-digit growth while regular CSDs declined in the low single-digit range. Non-carbonated volume growth of almost 10% was led by double-digit growth in Gatorade and Aquafina.

Revenue grew 7%, fueled by volume, favorable mix and positive pricing.

Full year operating profit rose 13%, with volume, mix, and positive pricing driving most of the improvement.

PEPSICO INTERNATIONAL (PI)

Summary of PI 2004 Financial Results

	% Growth Rates
	Fourth Quarter	Full Year
Revenue	13	14
Division Operating Profit	16	25

	Regional Volume Growth %
	Fourth Quarter		Full Year
	Snacks	Beverages	Snacks	Beverages
Latin America	5	7	7	8
Europe, Mideast and Africa	8	15	8	14
Asia Pacific	5	15	14	15
Total PI	6	12	8	12

Fourth Quarter Highlights
• Snacks volume up 6%, beverage volume up 12%
• Both CSDs and non-carbonated beverage had double-digit growth
• Broad-based gains across all regions
• Foreign exchange contributed four points to revenue and five points to operating profit
• Operating margin improved over 25 basis points

Snacks volume growth in Latin America was driven by mid single-digit growth at Gamesa and Sabritas, and strong double-digit growth in Venezuela. Growth in Europe, Mideast and Africa was led by double-digit growth in Turkey and Egypt. Strong double-digit growth in India and China led the Asia Pacific region’s growth.

In Latin America, high single-digit beverage volume growth was led by Mexico, Venezuela, Argentina and Brazil. In Europe, Mideast and Africa double-digit growth was led by strong performance throughout the Mideast and in Russia, and volume in Germany rebounded from the impact of the bottle deposit legislation imposed in 2003. China and India led the double-digit growth in the Asia Pacific region.

Revenue growth was driven by volume gains and positive mix. Favorable foreign currency exchange contributed four points of growth.

Operating profit growth was driven by the volume gains, positive mix, leverage on general and administrative costs, and five points of foreign exchange contribution.

Full Year 2004

Snacks and beverage volume gains of 8% and 12%, respectively, were broad-based. Net revenue growth was driven by volume growth, favorable mix, and four points of foreign exchange contribution, as gains in the euro and British pound more than offset the Mexican peso’s decline.

Operating profit growth was driven by volume gains, favorable mix, foreign exchange contribution of three points, and lapping of reserve actions taken in the third quarter of 2003.

QUAKER FOODS NORTH AMERICA (QFNA)

Summary of QFNA 2004 Financial Results

	% Growth Rates
	Fourth Quarter	Full Year
Volume	7	3
Revenue	9	4
Division Operating Profit	(1)	1

Fourth Quarter Highlights
• Highest quarterly volume growth of the year
• Positive price realization
• Operating margin declined behind advertising and marketing investment
• Lapping 10% operating profit growth from 2003

Volume growth was driven by strong oatmeal trends in the peak season, the positive impact of merchandising activity on ready-to-eat cereals, and relatively easy comparisons to 2003. Volume growth and improved mix resulted in a revenue increase of 9%.

Operating profit in the quarter declined 1%, as strong volume and positive mix were offset by higher advertising and marketing spending and as the Division lapped strong prior year profit growth. This spending reflected both higher full year spending and the quarterly timing of the expenses as compared to 2003.

Full Year 2004

Volume growth of 3% was driven by strong performance in oatmeal and Life cereal. Life cereal benefited from the launch of Honey Graham Life cereal in the first quarter. Net revenue growth of 4% benefited from net price realization. Full-year operating profit grew 1%, as favorable volume and mix were offset by unfavorable cost of sales and A&M spending.

CORPORATE

Corporate Unallocated Expense.    Corporate unallocated expenses increased $69 million in the fourth quarter, driven largely by costs related to the settlement of a disputed contract claim with a former business partner and increased unallocated pension expense. On a full-year basis, corporate unallocated expenses increased $187 million, driven by the disputed contract settlement and increased pension costs, as well as increased costs associated with the Company’s Business Process Transformation initiative.

Impairment and restructuring charges.    Impairment and restructuring charges in the fourth quarter are costs incurred to consolidate FLNA’s manufacturing network. Impairment and restructuring charges in 2003 relate to costs incurred to streamline operations across both North American and International operations.

Equity Income.    Bottling equity income increased 14% in the quarter and 18% full year, driven by broad-based growth across the Company’s equity bottling interests.

Net Interest Expense.    Net interest expense decreased by $13 million in the fourth quarter and by $19 million full year, reflecting favorable interest rates and higher investment balances, partially offset by higher debt balances.

Taxes.    PepsiCo’s fourth-quarter provision for income taxes includes $45 million in 2004 and $109 million in 2003 related to the resolution of various tax contingencies in the Company’s favor. The full-year tax provision includes $266 million in 2004 and $109 million in 2003 from favorable tax settlements.

A tax benefit of $38 million from discontinued operations in the fourth quarter and full year 2004 arises from the resolution of certain tax matters related to the 1997 spin-off of PepsiCo’s restaurant operations.

Cash Flow.    Full year cash flow from operating activities was $5.1 billion, an increase of 17% over 2003. Management operating cash flow (defined by the Company as cash flow from operating activities less net capital spending) was $3.7 billion, an increase of 22%. Cash flow performance was driven by very strong operating results, capital spending efficiency, lower pension funding, and effective operating working capital management, offset somewhat by a 20% increase in cash tax payments.

Shares Outstanding.    The weighted average diluted number of shares outstanding during the fourth quarter of 2004 decreased over 29 million shares to 1,713 million shares. The Company repurchased nearly 58 million shares of common stock during the year at a cost of $3.0 billion. (See attachment A-5).

2005 GUIDANCE

The Company expects earnings per share for 2005 of at least $2.55, excluding the impact of the 53rd week (see note under “Miscellaneous”, below). Including the impact of the 53rd week, the Company expects earnings per share of at least $2.59.

In response to The Pepsi Bottling Group’s (PBG) ongoing share repurchase program, the Company intends to begin a program to reduce its ownership of PBG shares, ultimately to the strategic level established at the time of PBG’s initial public offering. The Company and its affiliates intend to sell up to 7.5 million shares during 2005 beginning in February, pursuant to a 10b5-1 trading plan.

The Company is evaluating whether to repatriate undistributed international earnings in 2005 under the provisions of the American Jobs Creation Act. The Company believes that the maximum amount that can be repatriated under the Act is $7.5 billion. The Company’s earnings guidance does not include the impact on earnings that would result in the event the Company repatriates cash during the year.

PepsiCo

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $29 billion. Its principal businesses include Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generates $1 billion or more in annual retail sales.

Miscellaneous

Conference Call.    At 11 a.m. (Eastern Time) today, management will host a conference call with investors to discuss fourth quarter 2004 results and the outlook for 2005. For details, visit our site on the Internet at www.pepsico.com.

Reconciliation.    In discussing these financial results, management may refer to certain non-GAAP measures. A reconciliation of any such non-GAAP measures to PepsiCo’s reported financial statements is attached and can be found under “Press Releases” on the Company’s website at www.pepsico.com in the “Investors” section.

Market Share Data.    Market share data quoted in this release reflect Food, Drug and Mass channels (excluding Wal-Mart) as reported by IRI, and the C&G channel as reported by Nielsen.

Bottler Volume.    Volume for products sold by PepsiCo’s bottlers is reported by PepsiCo on a monthly basis, with the fourth quarter comprising September, October, November and December. The sales week leading up to the Labor Day holiday, which has higher than average volume, occurred in the fourth quarter of 2004 and in the third quarter of 2003.

53rd Week in 2005.    PepsiCo’s fiscal year ends on the last Saturday in December. As a result, most fiscal years contain 52 weeks, and a 53rd week is added every five or six years. For purposes of comparability, the Company’s guidance excludes the estimated impact of the 53rd week in 2005.

Cautionary Statement

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-looking statements are inherently speculative and are based on currently available information, operating plans and projections about future events and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations. Please see our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, for a discussion of specific risks that may affect our performance.

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Income

(in millions except per share amounts)

	16 Weeks Ended			52 Weeks Ended
	12/25/04		12/27/03	12/25/04		12/27/03
	(unaudited)			(unaudited)

Net Revenue	$8,803		$8,073	$29,261		$26,971

Cost and Expenses
Cost of sales	4,082		3,737	13,406		12,379
Selling, general and administrative expenses	3,325		3,015	10,299		9,460
Amortization of intangible assets	47		46	147		145
Impairment and restructuring charges	150		147	150		147
Merger-related costs	—		28	—		59

Operating Profit	1,199		1,100	5,259		4,781

Bottling Equity Income	88		77	380		323
Interest Expense	(54)		(51)	(167)		(163)
Interest Income	37		21	74		51

Income from Continuing Operations Before Income Taxes	1,270		1,147	5,546		4,992

Provision for Income Taxes	323		233	1,372		1,424

Income from Continuing Operations	947		914	4,174		3,568
Tax Benefit from Discontinued Operations	38		—	38		—

Net Income	$ 985		$ 914	$4,212		$3,568

Net Income per Common Share – Diluted
Continuing Operations	$ 0.55		$ 0.52	$ 2.41		$ 2.05
Discontinued Operations	0.02		—	0.02		—

Total	$ 0.58	*	$ 0.52	$ 2.44	*	$ 2.05

Average Shares Outstanding	1,713		1,743	1,729		1,739

*	Based on unrounded amounts.

PepsiCo, Inc. and Subsidiaries

Supplemental Financial Information

(in millions)

	16 Weeks Ended		52 Weeks Ended
	12/25/04	12/27/03	12/25/04	12/27/03
	(unaudited)		(unaudited)

Net Revenue
Frito-Lay North America	$2,856	$2,696	$ 9,560	$ 9,091
PepsiCo Beverages North America	2,314	2,148	8,313	7,733
PepsiCo International	3,143	2,780	9,862	8,678
Quaker Foods North America	490	449	1,526	1,467

Division Net Revenue	8,803	8,073	29,261	26,969
Divested Businesses	—	—	—	2

Total Net Revenue	$8,803	$8,073	$29,261	$26,971

Operating Profit
Frito-Lay North America	$ 703	$ 663	$ 2,389	$ 2,242
PepsiCo Beverages North America	451	391	1,911	1,690
PepsiCo International	328	283	1,323	1,061
Quaker Foods North America	150	152	475	470

Division Operating Profit	1,632	1,489	6,098	5,463
Corporate unallocated	(283)	(214)	(689)	(502)
Impairment and Restructuring Charges	(150)	(147)	(150)	(147)
Merger-related costs	—	(28)	—	(59)
Divested businesses	—	—	—	26

Total Operating Profit	$1,199	$1,100	$ 5,259	$ 4,781

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Statement of Cash Flows

(in millions)

	52 Weeks Ended
	12/25/04	12/27/03
	(unaudited)

Operating Activities
Net income	$ 4,212	$ 3,568
Adjustments
Depreciation and amortization	1,264	1,221
Stock-based compensation expense	368	407
Impairment and restructuring charges	150	147
Merger-related costs	—	59
Cash payments for merger-related costs and impairment and restructuring charges	(92)	(109)
Pension plan contributions	(458)	(535)
Bottling equity income, net of dividends	(297)	(276)
Income from discontinued operations	(38)	—
Deferred income taxes	17	(323)
Other, net	241	244
Net change in operating working capital	(313)	(75)

Net Cash Provided by Operating Activities	5,054	4,328

Investing Activities
Capital spending	(1,387)	(1,345)
Sales of property, plant and equipment	38	49
Acquisitions and investments in noncontrolled affiliates	(64)	(71)
Divestitures	52	46
Short-term investments, net	(969)	(950)

Net Cash Used for Investing Activities	(2,330)	(2,271)

Financing Activities
Proceeds from issuances of long-term debt	504	52
Payments of long-term debt	(512)	(641)
Short-term borrowings, net	1,112	13
Cash dividends paid	(1,329)	(1,070)
Share repurchases – common	(3,028)	(1,929)
Share repurchases – preferred	(27)	(16)
Proceeds from exercises of stock options	965	689

Net Cash Used for Financing Activities	(2,315)	(2,902)
Effect of Exchange Rate Changes	51	27

Net Increase/(Decrease) in Cash and Cash Equivalents	460	(818)
Cash and Cash Equivalents – Beginning of year	820	1,638

Cash and Cash Equivalents – End of period	$ 1,280	$ 820

PepsiCo, Inc. and Subsidiaries

Condensed Consolidated Balance Sheet

(in millions)

	12/25/04	12/27/03
	(unaudited)

Assets
Current Assets
Cash and cash equivalents	$ 1,280	$ 820
Short-term investments, at cost	2,165	1,181

	3,445	2,001
Accounts and notes receivable, net	2,999	2,830
Inventories
Raw material	665	618
Work-in-process	156	160
Finished goods	720	634

	1,541	1,412
Prepaid expenses and other current assets	654	687

Total Current Assets	8,639	6,930
Property, plant and equipment, net	8,149	7,828
Amortizable intangible assets, net	598	718
Goodwill	3,909	3,796
Other nonamortizable intangibles	933	869

	4,842	4,665
Investments in noncontrolled affiliates	3,284	2,920
Other assets	2,475	2,266

Total Assets	$27,987	$25,327

Liabilities and Shareholders’ Equity
Current Liabilities
Short-term borrowings obligations	$ 1,054	$ 591
Accounts payable and other current liabilities	5,599	5,213
Income taxes payable	99	611

Total Current Liabilities	6,752	6,415
Long-term debt obligations	2,397	1,702
Other liabilities	4,099	4,075
Deferred income taxes	1,216	1,261

Total Liabilities	14,464	13,453
Preferred stock, no par value	41	41
Repurchased preferred stock	(90)	(63)
Common Shareholders’ Equity
Common stock	30	30
Capital in excess of par value	618	548
Retained earnings	18,730	15,961
Accumulated other comprehensive loss	(886)	(1,267)

	18,492	15,272
Less: Repurchased shares	(4,920)	(3,376)

Total Common Shareholders’ Equity	13,572	11,896

Total Liabilities and Shareholders’ Equity	$27,987	$25,327

Supplemental Share and Option Data

(in millions of shares, except average share and exercise prices)

	16 Weeks Ended		52 Weeks Ended
	12/25/04	12/27/03	12/25/04	12/27/03
Beginning Net Shares Outstanding	1,687	1,717	1,705	1,722
Options Exercised	4	7	32	26
Shares Repurchased	(12)	(19)	(58)	(43)

Ending Net Shares Outstanding	1,679	1,705	1,679	1,705

Weighted Average Basic	1,683	1,714	1,696	1,718
Dilutive securities:
Options	27	26	30	17
Restricted Stock Units	1	—	1	—
ESOP Convertible Preferred Stock/Other	2	3	2	4

Weighted Average Diluted	1,713	1,743	1,729	1,739

Average Share Price for the period	$50.16	$47.14	$51.22	$44.06
Growth Versus Prior Year	6%		16%

Options Outstanding	174	198	183	211
Options in the Money	173	168	176	162
Dilutive Options	27	26	30	17
Dilutive Options as % of Options in the Money	15%	15%	17%	11%

Average Exercise Price of Options in the Money	$40.04	$36.10	$39.46	$34.73

Reconciliation of GAAP and Non-GAAP Information

We recognized certain tax benefits in the third and fourth quarters of 2004. In addition, we incurred restructuring and impairment charges in the fourth quarter of 2004 related to Frito Lay’s manufacturing consolidation, as well as restructuring charges in the fourth quarter of 2003 in conjunction with the streamlining of our North American divisions and PepsiCo International.

Net income and earnings per share excluding the impact of these tax benefits and the restructuring and impairment charges are not measures defined by generally accepted accounting principles (GAAP). We believe investors should consider our net income and earnings per share without the impact of these tax benefits and the restructuring and impairment charges as these measures are more indicative of our ongoing performance.

Management operating cash flow is the primary measure management uses to monitor cash flow performance. It is not a measure defined under GAAP. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.

Please refer to our consolidated financial statements for presentation of results in accordance with GAAP.

Net Income Reconciliation

	16 Weeks Ended	16 Weeks Ended	Growth
	12/25/04	12/27/03
Reported Net Income	$ 985	$ 914	8%
Tax Benefits	(83)	(109)
Restructuring and Impairment Charges	96	100

Net Income Excluding Tax Benefits and Restructuring and Impairment Charges	$ 998	$ 905	10%

	Year Ended	Year Ended		Growth
	12/25/04	12/27/03
Reported Net Income	$4,212	$3,568		18%
Tax Benefits	(304)	(109)
Restructuring and Impairment Charges	96	100

Net Income Excluding Tax Benefits and Restructuring and Impairment Charges	$4,004	$3,560	*	12%

* Based on unrounded amounts.

Diluted EPS Reconciliation

	16 Weeks Ended	16 Weeks Ended	Growth
	12/25/04	12/27/03
Reported Diluted EPS	$ 0.58	$ 0.52	10%
Impact of Tax Benefits	(0.05)	(0.06)
Restructuring and Impairment Charges	0.06	0.06

Diluted EPS Excluding Tax Benefits and Restructuring and Impairment Charges	$ 0.58 *	$ 0.52	12%

* Based on unrounded amounts.

	Year Ended	Year Ended	Growth
	12/25/04	12/27/03
Reported Diluted EPS	$ 2.44	$ 2.05	19%
Impact of Tax Benefits	(0.18)	(0.06)
Restructuring and Impairment Charges	0.06	0.06

Diluted EPS Excluding Tax Benefits and Restructuring and Impairment Charges	$ 2.32	$ 2.05	13%

Reconciliation of GAAP and Non-GAAP Information (cont.)

2005 EPS Guidance Reconciliation

Our estimated diluted EPS in 2005, excluding the impact of the 53rd week is at least $2.55. Our GAAP projected diluted EPS in 2005, which includes the impact of the 53rd week, is at least $2.59. We are evaluating whether to repatriate international cash in 2005 under the provisions of the American Jobs Creation Act (the “AJCA”). Our earnings guidance does not include the potential impact of the AJCA.

Cash Flow Reconciliation

	52 Weeks Ended
	12/25/04	12/27/03	Growth
Net Cash Provided by Operating Activities	$5,054	$4,328	17%
Capital spending	(1,387)	(1,345)
Sales of property, plant and equipment	38	49

Management Operating Cash Flow	$3,705	$3,032	22%